Exhibit 99.1

FOR IMMEDIATE RELEASE:

Noland Reports 11 percent rise in Q3 earnings

NEWPORT NEWS, Va., October 22, 2003'Noland Company today reported third-quarter net income of $3,265,000, or 97 cents per diluted share, 11 percent greater than the year-earlier period's $2,954,000, or 83 cents per diluted share.

Chairman Lloyd U. Noland III said third-quarter sales for the wholesale distribution firm were down but that higher gross profit margins and flat operating expenses helped boost earnings.

Sales for the quarter totaled $121,771,000, 7 percent less than the year-earlier period's $130,270,000. "Certainly Hurricane Isabel had an impact on our business in late September in North Carolina, Virginia and Maryland," Noland said, "but sales were lagging even before the storm hit.

"Our air conditioning business continues to do well, with third-quarter sales up 6 percent. But plumbing sales were down 10 percent, in part due to a weakness in commercial construction and heightened competition." Electrical/industrial sales declined 21 percent, reflecting less integrated supply business than last year.

"I am pleased to note that our focus on improving the profitability of our sales helped bring about higher profit margins for the quarter, and that boosted gross profit by 2 percent," said Noland. "This, combined with our success in holding the line on operating expenses, produced a slight improvement in operating profit." Third-quarter earnings were also helped by higher income from leasing activities.

Through the first nine months, Noland's sales totaled $354,466,000, 4 percent less than the $369,272,000 total for the year-earlier period. Net income totaled $9,190,000, or $2.67 cents per diluted share, 54 percent more the $5,975,000, or $1.68 per diluted share for the prior-year's first nine months. Gains from the sale of property produced $2,806,000 of the $3,215,000 increase in net income.

"Certainly we are disappointed in our sales performance so far this year," said Noland. "But on a same-store basis, year-to-date sales by our traditional branches are equal to last year's, indicating that we are at least holding our own in an extremely competitive environment." Noland operates 98 branches in 13 states, and distributes products in the plumbing, HVAC, water systems, electrical, and industrial fields. The company's stock is traded on NASDAQ's SmallCap Market. Its trading symbol is NOLD.

UNAUDITED FINANCIAL HIGHLIGHTS

For the Three Months

Ended September 30 2003 2002

Merchandise Sales(1) $121,771,477 $130,270,277

Net Income(2) $3,265,416 $2,953,931

Basic Earnings Per Share(3) $.98 $.84

Diluted Earnings Per Share(4) $.97 $.83

For the Nine Months

Ended September 30 2003 2002

Merchandise Sales(1) $354,466,120 $369,272,252

Net Income(2) $9,189,905 $5,975,175

Basic Earnings Per Share(5) $2.69 $1.70

Diluted Earnings Per Share(6) $2.67 $1.68

(1) Beginning in the first quarter of 2003, the company classified cash discounts allowed on customer payments as a reduction of sales. Prior to that, these amounts were included in other income. Accordingly, merchandise sales for the three months and nine months ended September 30, 2002, reflect this reclassification.

(2) Net income was impacted in 2003 by noncash pension charges, net of tax, of $32,000 (1 cent per share) and $97,000 (3 cents per share) for 2003's third quarter and first nine months, respectively; and in 2002 by noncash pension credits, net of tax, of $204,000 (6 cents per share) and $613,000 (17 cents per share) for the comparable 2002 periods.

(3) Based on 3,329,515 shares outstanding in 2003 and 3,512,497 shares outstanding in 2002.

(4) Based on 3,364,158 shares outstanding in 2003 and 3,549,005 shares outstanding in 2002.

(5) Based on 3,412,619 shares outstanding in 2003 and 3,517,042 shares outstanding in 2002.

(6) Based on 3,443,501 shares outstanding in 2003 and 3,550,034 shares outstanding in 2002.

Note: Included in this news release are forward-looking management comments and other statements which reflect management's current outlook for the future. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the statements. Such risks and uncertainties include, but are not limited to, general business and economic conditions, climatic conditions, competitive pricing pressures, and product availability.